SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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Filed by a Party other than the Registrant [X]

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[  ]           Preliminary Proxy Statement
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[  ]           Definitive Proxy Statement
[  ]           Definitive Additional Materials
[X]           Soliciting Material under Rule 14a-12

BIGLARI HOLDINGS INC.
(Name of Registrant as Specified in its Charter)

Nicholas J. Swenson
Groveland Capital LLC
Groveland Hedged Credit Fund LLC
Groveland Master Fund Ltd.
Seth G. Barkett
Thomas R. Lujan
James W. Stryker
Ryan P. Buckley
Stephen J. Lombardo III
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Filed by Groveland Group

A copy of a letter to be sent to shareholders of Biglari Holdings Inc. is attached hereto. The letter is being filed herewith under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

Important Information

The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, Seth G. Barkett, Thomas R. Lujan, James W. Stryker, Stephen J. Lombardo III, and Ryan P. Buckley as nominees to the board of directors of Biglari Holdings Inc. (the “Company”), and presently intends to solicit votes for the election of Nicholas J. Swenson, Seth G. Barkett, Thomas R. Lujan, James W. Stryker, Stephen J. Lombardo III, and Ryan P. Buckley as members of the Company’s board of directors (the “Groveland Nominees”).  The Groveland Group will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

 Participants in Solicitation

The “Groveland Group” currently consists of the following persons who will be participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett.  Along with the Groveland Group, the following are also participants in the solicitation: Thomas R. Lujan, James W. Stryker, Stephen J. Lombardo III, and Ryan P. Buckley.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Notice of Intent to Nominate Directors and Submit Nominees for Election that the Groveland Group sent to the Company on November 21, 2014, as filed with the SEC on that same date, which is incorporated herein by reference.

AN IMPORTANT MESSAGE
FOR FELLOW SHAREHOLDERS OF BIGLARI HOLDINGS INC.
FROM THE GROVELAND GROUP

February 13, 2015

Dear Fellow Biglari Holdings Inc. Shareholder:

At some point in the near future, you should receive a proxy statement from Biglari Holdings Inc. (“Biglari Holdings”, “BH” or the “Company”), in connection with its upcoming 2015 Annual Meeting of Shareholders.  In the Company’s proxy statement, we anticipate that the Company will, among other things, seek your vote for the director nominees handpicked by the current board of directors of Biglari Holdings.  We are asking you not to vote until you also read and consider the alternative nominees being offered by the Groveland Group.  You have a real choice this year!!

WHY ARE WE PROPOSING OUR OWN NOMINEES?

We believe that the incumbent directors do not deserve to be re-elected for a number of very important reasons summarized below and that change is needed now more than ever.

“CURTAILING AN OWNER’S POWER IS EXACTLY THE KIND OF BEHAVIOR WE DO NOT APPROVE OF. MOREOVER, SHAREHOLDERS OWN THE COMPANY AND SHOULD BE ABLE TO VOTE ANYONE ON OR OFF THE BOARD”  --MR. SARDAR BIGLARI, LETTER TO THE BOARD OF STEAK N SHAKE, FEBURARY 2008.

A SUMMARY OF OUR CASE FOR CHANGE:

●	THE COMPANY’S STOCK PRICE HAS UNDERPERFORMED ITS BENCHMARK INDICES AND PEER GROUP.

Over the past 1-year, 3-year, and 5-year timeframes, Biglari Holdings Inc. stock has underperformed its benchmark indices and peer group by wide margins.

Note:  Relative performance is as of November 21, 2014, the date that the Groveland Group announced its intention to run a competitive slate of board Nominees. The Institutional Shareholder Services Peer Group (“ISS Peer Group”) for BH consists 16 companies (tickers: DJRI, BWLD, TAST, DENN, DPZ, KKD, PZZA, RT, SONC, BOBE, DIN, LUB, RRGB, RUTH, TXRH, CAKE).
Source: Capital IQ and 2014 ISS Report.

●	THE COMPANY’S OPERATING BUSINESSES HAVE EXPERIENCED A SIGNIFICANT DETERIORATION IN THEIR FINANCIAL PERFORMANCE.

The financial performance of the Company’s operating businesses have deteriorated significantly over a 1-year, 3-year, and 5-year timeframe, even in the midst of what seems to be an improving economy.

Note: Operating Income or EBIT, is defined as revenues (including restaurant operations, insurance premiums, media advertising, and other) less costs and expenses (including restaurant cost of sales, insurance losses and underwriting expenses, media cost of sales, SG&A expenses, and depreciation and amortization). Operating income or EBIT does not include interest expense from debt or capital lease obligations. It also does not include dividends, investment gains or losses or any extraordinary gains or losses from the sale of assets. Source: as reported in SEC filings.

●	THE COMPANY’S CEO HAS RECEIVED OUTSIZED COMPENSATION DESPITE POOR PERFORMANCE.

Mr. Biglari’s compensation amounts to 22.6% of the Operating Income of Biglari Holdings Inc. from fiscal 2009 through fiscal 2013. How does this figure compare with BH’s peer group (made up of the constituents of the S&P 500 Restaurants Index, the ISS Peer Group and the Russell 3000 Restaurant Industry Index) for the same time period? Well, …

Notes: (1) Peer Group of 49 companies.  Two companies had less than $10.0 million of cumulative EBIT over the 5-year period and were excluded (LUB: $6.7 million & JMBA: -$18.0 million).  Excluding these two companies, cumulative EBIT ranged from $44.4 million to $39.0 billion for the 5-year period. (2) BH & Lion Fund compensation is a total of BH CEO Compensation and Incentive fees paid to BCC as they are reported in the Company’s SEC filings. (3) Operating Income or EBIT is defined as revenues (including restaurant operations, insurance premiums, media advertising, and other) less costs and expenses (including restaurant cost of sales, insurance losses and underwriting expenses, media cost of sales, SG&A expenses, and depreciation and amortization). Operating income or EBIT does not include interest expense from debt or capital lease obligations. It also does not include dividends, investment gains or losses or any extraordinary gains or losses from the sale of assets. (Sources: Capital IQ and as reported in SEC filings).

●	THE COMPANY’S OPERATING PERFORMANCE UNDER MR. BIGLARI COMPARES UNFAVORABLY TO PRIOR MANAGEMENT

For the six years before Mr. Biglari became Chief Executive Officer of BH in August 2008, the Company’s prior management team generated $220.3 million in cumulative Operating Income. The prior management team also grew revenues from $459.0 million in fiscal 2002 to $611.3 million in fiscal 2008, a CAGR of 4.9%. Over the subsequent six years, under Mr. Biglari’s leadership, the Company generated $201.6 million in cumulative Operating Income while growing revenues from $611.3 million in fiscal 2008 to $793.8 million in fiscal 2014. The CAGR for that time period is 4.5%. The Company’s operating performance with Mr. Biglari at the helm has been worse than that of those predecessors he so criticized in 2008!

●	THE COMPANY’S BOARD OF DIRECTORS HAS DEMONSTRATED POOR CORPORATE GOVERNANCE PRACTICES.

The board of directors approved a transaction between the Company and its Chairman and CEO resulting in apparent conflicts of interest.

In July 2013, Mr. Biglari arranged to buy Biglari Capital Corp.(BCC) back from Biglari Holdings Inc. for $1.7 million ($2.5 million less than the price BH paid for BCC three years earlier), even though BCC was managing approximately $56.0 million of outside capital in the Lion Fund, L.P. and had generated about $6.0 million of after-tax cash earnings for shareholders during the roughly three years it was owned by BH.

BH’s Governance, Compensation and Nominating Committee was right the first time, when it concluded in 2010 that the “potential for conflicts of interest arising over Mr. Biglari’s compensation arrangement with BCC should be nullified,” and that this is best done “by the consolidation of Mr. Biglari’s sources of income under a single compensation program.” (Source: as reported in SEC filings).

None of the board’s stated reasons for authorizing the sale of BCC back to Mr. Biglari address the conflicts of interest. Mr. Biglari now has two sources of compensation, one of which is not under the supervision of the board and yet this source of Mr. Biglari’s income (BCC and the Lion Fund, L.P. and the Lion Fund II, L.P., collectively, referred to as the “Lion Funds”) benefits greatly from BH’s assets, assets that Mr. Biglari personally allocates to the Lion Funds.

The Board of Directors has Entrenched Itself and the Company’s CEO and disenfranchised shareholders.

The board of directors at BH has entrenched itself and the CEO of the Company by putting in place takeover protection (referenced below) that is unfriendly to shareholders and potentially harmful to the Company’s financial results. Like Mr. Biglari, we believe “shareholders are the true owners” of a company, and “they should decide whether or not an entrenched board is good policy” (Source: as reported in SEC filings).

o
Licensing Agreement.  In January 2013, BH entered into a Trademark License Agreement with Mr. Biglari, Chairman and CEO of BH, which does not require payments to Mr. Biglari as long as Mr. Biglari controls BH, but which requires BH to pay Mr. Biglari a royalty equal to 2.5% of revenue for a minimum of five years in the event that there is a change of control at BH. We estimate such payment would currently total approximately $20 million annually or $100 million over the five years. This seems an unnecessary and unreasonable obstacle to change at BH.

o
Golden Parachute.  In 2010, the board of directors approved a “golden parachute” for the Company’s CEO, Mr. Biglari, equal to 299% of the average annual cash compensation (consisting of his base salary and incentive compensation) paid to him since the date of his Incentive Agreement. If Mr. Biglari’s cash compensation from fiscal 2011-2014 is used to calculate the payout, he would receive approximately $20.6 million from the Company. Again, this seems an unnecessary and unreasonable obstacle to change at BH.

o
Voting Authority.  The Lion Funds own shares of BH, and Mr. Biglari currently has sole authority to vote the shares of BH held by the Lion Funds. So, with the Lion Funds now managed by BCC (which is wholly owned by Mr. Biglari), and with the assets of the Lion Funds currently at his sole discretion (with the vast majority of those assets being assets of BH), Mr. Biglari has been able to use BH’s assets to increase the number of shares over which he has sole voting authority.

********************

We urge you to read our proxy materials (along with the Company’s proxy materials) before you vote.  The proxy materials will contain background information on all of the director candidates and information on how to vote.

We urge you to vote on the WHITE PROXY CARD FOR MESSRS. NICHOLAS J. SWENSON, JAMES W. STRYKER, STEPHEN J. LOMBARDO III, THOMAS R. LUJAN, RYAN P. BUCKLEY, AND SETH G. BARKETT.  We expect to mail our proxy materials to you in late February or early March.  These materials will contain biographical information on Messrs. Nicholas J. Swenson, James W. Stryker, Stephen J. Lombardo III, Thomas R. Lujan, Ryan P. Buckley, and Seth G. Barkett and detailed reasons why we believe they should be elected to Biglari Holdings’ board of directors at the upcoming 2015 Annual Meeting.

In the meantime, please feel free to contact us using the contact information noted below.

Best regards,

/s/ Nicholas J. Swenson

Nicholas J. Swenson
Managing Member of Groveland Capital LLC

Nick Swenson
Groveland Group
3033 Excelsior Blvd., Suite 560
Minneapolis, MN 55416
Telephone: 612-843-4302
Email: inquiries@grovelandcapital.com

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10006
Telephone: 212-269-5550
Toll Free: 877-283-0325
FAX: 212-269-2798
Email: BHinfo@dfking.com

Important Information

 This filing is not a solicitation of a proxy from any security holder of Biglari Holdings Inc. (the “Company”).  The Groveland Group (whose members are identified below) has nominated Nicholas J. Swenson, Seth G. Barkett, Thomas R. Lujan, James W. Stryker, Stephen J. Lombardo III, and Ryan P. Buckley as nominees to the Company’s board of directors and presently intends to solicit votes for the election of Nicholas J. Swenson, Seth G. Barkett, Thomas R. Lujan, James W. Stryker, Stephen J. Lombardo III, and Ryan P. Buckley as members of the Company’s board of directors (the “Groveland Nominees”).  The Groveland Group will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of the Groveland Nominees at the Company’s 2015 Annual Meeting of Shareholders.  Shareholders are urged to read the definitive proxy statement and WHITE proxy card when they become available, because they will contain important information about the Groveland Group, the Groveland Nominees, the Company and related matters.  Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when available) and other documents filed by the Groveland Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov.  The definitive proxy statement (when available) and other related SEC documents filed by the Groveland Group with the SEC may also be obtained free of charge from the Groveland Group.

Participants in Solicitation

 The “Groveland Group” currently consists of the following persons who will be participants in the solicitation from the Company’s shareholders of proxies in favor of the Groveland Nominees: Groveland Master Fund Ltd. (formerly known as Groveland Hedged Credit Master Fund Ltd.), Groveland Hedged Credit Fund LLC, Groveland Capital LLC, Nicholas J. Swenson, and Seth G. Barkett.  Along with the Groveland Group, the following are also participants in the solicitation: Thomas R. Lujan, James W. Stryker, Stephen J. Lombardo III, and Ryan P. Buckley.  The participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the Notice of Intent to Nominate Directors and Submit Nominees for Election that the Groveland Group sent to the Company on November 21, 2014, as filed with the SEC on that same date, which is incorporated herein by reference.

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